Exhibit 99.4

Contact:	Michelle L. Hards (419) 535-4636 michelle.hards@dana.com

DANA CORPORATION COMPLETES PLACEMENT OF NOTES

TOLEDO, Ohio, December 10, 2004 – Dana Corporation (NYSE: DCN) announced today the completion of its private placement of $450 million in unsecured senior notes maturing on January 15, 2015.

The notes bear a coupon of 5.85 percent and were priced at 99.953 to yield 5.855 percent.

In conjunction with some of the cash on hand from the company’s recently completed sale of its automotive aftermarket businesses, Dana will use the proceeds from the offering to pay for the notes that had been received under its recent tender offer. As announced on December 8, 2004, $169.5 million of the company’s 10-1/8 percent notes due 2010, €163.7 million of its 9 percent Euro notes due 2011, and $445.4 million of its 9 percent notes due 2011 were tendered under the offer.

“We are extremely pleased with the success of both our notes offering and the results, to date, of the tender,” said Dana Chief Financial Officer Bob Richter. “These transactions, in combination with the recent divestiture of our aftermarket business, position Dana well for the future by enhancing our strategic focus and strengthening our balance sheet.”

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such an offer, solicitation, or sale is unlawful.

Dana Corporation is a global leader in the design, engineering, and manufacture of value-added products and systems for automotive, commercial, and off-highway vehicles. Delivering on a century of innovation, Dana employs approximately 45,000 people worldwide dedicated to advancing the science of mobility. Founded in 1904 and based in Toledo, Ohio, Dana operates technology, manufacturing, and customer-service facilities in 30 countries. Sales from continuing operations totaled $7.9 billion in 2003. Dana’s Internet address is: www.dana.com.

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